Exhibit 5

THIS SECURED CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS SECURED CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS SECURED CONVERTIBLE PROMISSORY NOTE AND ANY SECURITIES INTO WHICH THIS SECURED CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN THAT CERTAIN NOTE PURCHASE AGREEMENT, DATED AS OF JUNE 14, 2011, BETWEEN THE COMPANY AND THE LENDER REFERENCED HEREIN, WHICH RESTRICTIONS ON TRANSFER ARE INCORPORATED HEREIN BY REFERENCE.

SECURED CONVERTIBLE PROMISSORY NOTE

$2,600,000	June 14, 2011

Los Angeles, California

FOR VALUE RECEIVED, KEYON COMMUNICATIONS HOLDINGS, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of CALIFORNIA CAPITAL EQUITY, LLC, a Delaware limited liability company, or its registered assigns (the “Lender”), the principal sum of TWO MILLION SIX HUNDRED THOUSAND DOLLARS ($2,600,000) with interest on the outstanding principal amount at the rate, except as otherwise provided herein, of twelve percent (12%) per annum (computed on the basis of actual calendar days elapsed and a year of 365 or 366 days, as the case may be) or, if less, at the highest rate of interest then permitted under applicable law; provided, however, that from and after an Event of Default (as defined below), all indebtedness hereunder shall accrue interest at the rate of fourteen percent (14%) per annum (computed on the basis of actual calendar days elapsed and a year of 365 or 366 days, as the case may be) or, if less, at the highest rate permitted by applicable law (the “Post-Default Rate”).  Interest shall commence with the date hereof and shall continue on the outstanding principal of this Secured Convertible Promissory Note (this “Note”) until paid or converted in accordance with the provisions hereof.

1.            Definitions.  For purposes of this Note, the following terms shall have the following meanings (capitalized terms used herein but not otherwise defined shall have the meanings provided therefor in the Agreement):

“Affiliate” shall mean with respect to any Person, any other Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (ii) which beneficially owns or holds 10% or more of any class of the voting stock of such first Person, or (iii) whereby 10% or more of the voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of such other Person is beneficially owned or held by such first Person or by a Subsidiary of such first Person.

“Agreement” shall have the meaning ascribed to such term in Section 2 of this Note.

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday on which banks are authorized or required to be closed in New York, New York.

“Collateral” means the property described in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time be or become subject to a Lien in favor of the Lender pursuant to any Collateral Document, securing the payment and performance of the Obligations.

“Common Stock” means the common stock of the Company.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” (and the lower-case versions of the same) shall have meanings correlative thereto.

“Convertible Securities” shall mean evidences of indebtedness, shares of stock or other securities or instruments which are convertible into or exchangeable for shares of Common Stock, either immediately or upon the arrival of a specified date or the occurrence of a specified event.

“Debt” shall mean, with respect to any Person, all liabilities, obligations and indebtedness of such Person of every kind and nature, including, without limitation: (i) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (ii) obligations as lessee under any leases (including under any capital leases); (iii) any reimbursement or other obligations under any performance or surety bonds or any letters of credit issued for the account of such Person; (iv) all net obligations in respect of any derivative products; (v) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; and (vi) obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed.

“Default” means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

“Disclosure Schedule” means that certain Disclosure Schedule, dated as of June 14, 2011, containing certain disclosure schedules, executed by the Company and delivered to the Lender pursuant to Section 2.3(p) of the Agreement.

“GAAP” means generally accepted principles of good accounting practice in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state, local or other governmental department, commission, board, bureau, agency or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), claim or other priority or preferential arrangement of any kind or nature whatsoever (other than a financing statement filed by a lessor in respect of an operating lease not intended as security).

“Material Adverse Effect” shall mean (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, condition (financial or otherwise) or prospects of the Company and its direct or indirect Subsidiaries, taken as a whole on a consolidated basis, or (iii) a material and adverse impairment of the Company’s ability to perform fully on a timely basis its obligations under any of the Transaction Documents to which such Person is party.

“Obligations” shall mean all obligations of the Company to the Lender howsoever created, arising or evidenced, whether direct or indirect, joint or several, absolute or contingent, or now or hereafter existing, or due or to become due, which arise out of or in connection with this Note and the other Convertible Note Documents, including all costs and expenses incurred by the Lender in connection with the enforcement of this Note or any other Convertible Note Document.

“Options” shall mean any rights or options to subscribe for or to purchase Common- Stock or Convertible Securities.

“Permitted Debt” shall mean, with respect to the Company and each of its direct and indirect Subsidiaries, any of (i) the Obligations, (ii) trade accounts payable incurred in the ordinary course which are due no later than 90 calendar days after invoice, (iii) other current liabilities incurred in the ordinary course of business and not incurred through the borrowing of money or the obtaining of credit, (iv) obligations under long-term real property leases incurred in the ordinary course of business, (v) short-term lease obligations or indebtedness incurred to finance the cost of tangible personal property (which was acquired after the date hereof) in an amount that does not exceed an aggregate of $2,000,000 during any twelve month period, (vi) Debt in respect of taxes or other governmental charges which is not yet due or which is being contested in good faith by appropriate proceedings, (vii) Debt for borrowed money to the extent (A) the terms of such Debt do not require or permit payment of principal thereon until at least ninety (90) days after the Maturity Date, (B) such Debt is not secured by any of the assets of the Company or any of its Subsidiaries and (C) the repayment of such Debt is otherwise subordinated to the Obligations upon terms and provisions reasonably satisfactory to the Lender, (viii) Debt constituting loans of up to $3,100,000 made to the Company or such Subsidiary as a result of the acceptance by one or more applicable Governmental Authorities of application(s) submitted by the Company or any such Subsidiary under the Broadband Initiative Program of the American Recovery and Reinvestment Act of 2009, (ix) any other Debt existing on the date hereof and disclosed in Schedule 7(b) to the Disclosure Schedule, provided that the principal amount thereof as of the date of the Disclosure Schedule is not increased and (x) up to $3,500,000 of unsecured Debt incurred in order to finance the acquisition of the outstanding capital stock, or assets, of CommX Holdings, Inc., CommX Inc. and Communications Xchange, LLC.

“Permitted Liens” shall mean, as of any particular time with respect to the Company and each of its direct and indirect Subsidiaries, (i) Liens of taxes, assessments or other charges of an Governmental Authority not then delinquent or being contested as provided below, (ii) Liens in favor of the Lender created pursuant to the Collateral Documents, (iii) any mechanic’s, worker’s, repairer’s, supplier’s, vendor’s or like Liens securing obligations arising in the ordinary course of business (A) that are not mature and overdue, or (B) (1) that are being contested in good faith, (2) as to which adequate reserves have been established on the books of the Company or such Subsidiary in accordance with GAAP, (3) that do not materially impair the value of the Collateral provided to the Lender pursuant to the Collateral Documents and (4) that could not result in an aggregate liability in excess of $100,000, (iv) Liens upon tangible personal property (which was acquired after the date hereof, and the cost of which, individually or in the aggregate, does not exceed $2,000,000 during any consecutive twelve month period) granted by the Company or such Subsidiary, each of which Liens was created solely to secure Debt incurred to finance the cost of such property (provided that no such Lien shall extend to cover any property other than the property so acquired), (v) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution, provided that such deposit account is not a dedicated cash collateral account, (vi) Liens on Government Assets (as defined in the Security Agreement) securing Debt specified by clause (viii) of the definition of “Permitted Debt”, and (vii) any existing Liens disclosed in Schedule 7(a) of the Disclosure Schedule, provided that (A) the amount of the indebtedness or other obligations secured thereby as of the date of the Disclosure Schedule is not increased and (B) such Liens cover only specific pieces of leased equipment.  A contest referred to in this definition shall be permitted only if the execution or enforcement of the Lien being contested shall have been stayed as a result thereof and such contest could not reasonably be expected to have a Material Adverse Effect.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Subsidiary” shall mean, with respect to any Person (herein referred to as the “parent”), any corporation, limited liability company, partnership, association or other business entity (i) of which securities of other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the parent, or (ii) that is, at any time any determination is made, otherwise Controlled by, the parent or one or more Subsidiaries of the parent and one or more Subsidiaries of the parent.

2.            Note Purchase Agreement.  This Note is issued pursuant to the terms of that certain Note Purchase Agreement (the “Agreement”), dated as of June 14, 2011, between the Company and the Lender.

3.            Maturity.  Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable on the earlier of (i) June 14, 2012, or (ii) the date of the acceleration of the maturity of this Note by the Lender upon the occurrence of an Event of Default (such earlier date, the “Maturity Date”).

4.             Payments.

(a)           Form of Payment.  All payments of interest and principal (other than payment by way of conversion) shall be in lawful money of the United States of America to the Lender, at the address specified in the Agreement, or at such other address as may be specified from time to time by the Lender in a written notice delivered to the Company.  Except as otherwise provided in the Collateral Documents, all payments made hereunder shall be applied first to accrued interest, and thereafter to principal.

(b)           Prepayment.  Prepayment of principal or interest under this Note without the express prior written consent of the Lender is not permitted.

(c)           Collateral Documents. The Company’s obligations hereunder shall be secured pursuant to the Collateral Documents

5.             Conversion.

(a)           Conversion at the Option of the Lender.  At any time prior to the Maturity Date, the Lender may, in its sole discretion and upon 5 Business Days’ prior written notice to the Company, convert all or a portion of the indebtedness of the Company outstanding on such date under this Note into that number of shares of Series A Preferred Stock which is equal to the quotient obtained by dividing (a) the sum of (i) the outstanding principal amount of this Note elected by the Lender to be so converted and (ii) any accrued but unpaid interest thereon elected by the Lender to be so converted by (b) $0.75 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the date hereof).  Any accrued but unpaid interest not converted into shares of Series A Preferred Stock as provided in the preceding sentence shall be paid in cash on such date.  Prior to the execution of this Note, the Company shall have reserved and set aside for issuance to the Lender such number of shares of Series A Preferred Stock as would be issuable upon conversion of the Note pursuant to this Section 5(a).

(b)           Conversion or Repayment Upon Maturity.  In the event that any indebtedness under this Note remains outstanding on the Maturity Date, then the principal amount under this Note then outstanding and any accrued but unpaid interest thereon shall, at the option of the Lender, either (a) become immediately due and payable on such date or (b) convert on such date into that number of shares of Series A Preferred Stock which is equal to the quotient obtained by dividing (i) the sum of (A) the then outstanding principal amount of this Note elected by the Lender to be so converted and (B) any accrued but unpaid interest thereon elected by the Lender to be so converted by (ii) $0.75 (subject to appropriate adjustments for any stock dividend, stock split, stock combination, reclassification or similar transaction after the date hereof). Any principal and any accrued but unpaid interest not converted into shares of Series A Preferred Stock as provided in the preceding sentence shall be paid in cash on the Maturity Date.  Prior to the execution of this Note, the Company shall have reserved and set aside for issuance to the Lender such number of shares of Series A Preferred Stock as would be issuable upon conversion of the Note pursuant to this Section 5(b).

(c)           Issuance of Certificates.  As soon as is reasonably practicable after a conversion has been effected (but in any event within five (5) Business Days thereafter), the Company shall deliver to the Lender a certificate or certificates representing the number of shares of Series A Preferred Stock issuable by reason of such conversion in such name or names and in such denomination or denominations as the Lender may specify.

(d)           No Fractional Shares.  If any fractional share of Series A Preferred Stock or Common Stock would, except for the provisions hereof, be deliverable upon conversion of this Note, the Company, in lieu of delivering such fractional share, shall pay an amount equal to the value of such fractional share, as determined by the per share conversion price used to effect such conversion.

(e)           Issuance Costs.  The issuance of certificates for shares of capital stock issuable upon conversion of this Note shall be made without charge to the Lender for any documentary stamp tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of such shares of Series A Preferred Stock; provided, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Lender so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to ensure that the Series A Preferred Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

(f)           Compliance with Laws and Regulations.  The Company shall take all such actions as may be necessary to assure that all shares of capital stock issued upon conversion of this Note may be so issued without violation of any applicable law or governmental regulation or any requirement of any domestic securities exchange upon which such shares of capital stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon such issuance).

6.            Affirmative Covenants.  So long as any indebtedness under this Note remains outstanding, the Company shall:

(a)           Compliance with Laws.  Comply in all material respects with applicable laws, rules, regulations and orders, such compliance to include, without limitations, paying before the same become delinquent all taxes, assessments, and charges imposed upon it or upon its property by any Governmental Authority except for good faith contests for which adequate reserves are being maintained.

(b)           Information.  Deliver to the Lender or cause to be delivered to the Lender, in form and detail satisfactory to Lender, the following financial and other information:

(i)           within five (5) days of filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC, to the extent not otherwise available on the SEC’s EDGAR system;

(ii)           written notice of any of the following, promptly, and in any event within three (3) days after the Company actually becomes aware of any of the following: (i) any proceeding being instituted or threatened by or against it involving a sum in excess of $100,000 in the aggregate for all proceedings, (ii) any order, judgment or decree being entered against the Company or any of its properties or assets involving a sum in excess of $100,000 in the aggregate for all such orders, judgments and decrees taken together, and (iii) any actual or prospective change, development or event which has had or could reasonably be expected to have a Material Adverse Effect; and

(iii)          such other statements, lists of property and accounts, budgets, forecasts, projections, reports, or other information as the Lender may from time to time reasonably request.

(c)           Notice of Litigation.  Provide to the Lender promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or Governmental Authority affecting the Company, which, if determined adversely to the Company, could have a Material Adverse Effect.

(d)           Notice of Defaults and Events of Defaults.  Provide to the Lender, as soon as possible and in any event within three (3) days after the occurrence thereof, with written notice of each event which either (i) is an Event of Default, or (ii) with the giving of notice or lapse of time or both would constitute an Event of Default, in each case setting forth the details of such event and the action which is proposed to be taken by the Company with respect thereto.

(e)           Governmental Approvals.  Use commercially reasonable efforts to promptly obtain and maintain any and all authorizations, consents, approvals, licenses, franchises, concessions, leases, rulings, permits, certifications, exemptions, filings or registrations by or with any Governmental Authority necessary for the Company to conduct its business and own (or lease) its properties or to execute, deliver and perform the Convertible Note Documents, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(f)           Insurance.  Promptly obtain and maintain in full force and effect at all times with responsible insurance companies such insurance covering its assets and properties, in such amounts and against such risks and with such deductibles as an enterprise conducting a similar business under similar business conditions as the Company would customarily maintain, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(g)           Continuance of Business.  Maintain its legal existence, licenses and privileges in good standing under and in compliance with all applicable laws and continue to operate the business currently conducted by the Company and its Subsidiaries, except where the failure to maintain any such licenses or privileges could not reasonably be expected to result in a Material Adverse Effect.  Without limiting the generality of the foregoing, the Company shall do and cause to be done all things necessary to apply for, preserve, maintain and keep in full force and effect all of its registrations of trademarks, service marks and other marks, trade names and other trade rights, patents, copyrights and other intellectual property in accordance with prudent business practices, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(h)           Taxes.  Pay and discharge (i) all federal and other material taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien (other than a Permitted Lien) upon any of its properties or assets, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP; and (ii) all other lawful claims which, if unpaid, would by law become a Lien upon its property not constituting a Permitted Lien.

7.            Negative Covenants. So long as any indebtedness under this Note remains outstanding:

(a)           Liens.  The Company shall not, and shall not permit any of its direct or indirect Subsidiaries to, create or suffer to exist any Lien on any assets of such Person, except Permitted Liens.

(b)           Debt.  The Company shall not, and shall not permit any of its direct or indirect Subsidiaries to, incur any Debt other than Permitted Debt; prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Permitted Debt (other than amounts due or permitted to be prepaid in respect of this Note); or amend, modify or otherwise change the terms of any Permitted Debt (other than this Note) in a manner which would accelerate the scheduled repayment thereof or otherwise be materially adverse to the interests of the Lender.

(c)           Sale of Subsidiary.  The Company shall not, and shall not permit any of its direct or indirect Subsidiaries to, sell, transfer, cause to be sold or transferred, or otherwise dispose of, any interest in a Subsidiary of such Person.

(d)           Distributions.  The Company shall not declare or pay any dividends or make any distribution of any kind on the Company’s capital stock other than dividends on the Series A Preferred Stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock, any Options, any Convertible Securities or other rights to acquire shares of capital stock of the Company, except for (i) the repurchase of such securities from former employees of or consultants to the Company at the original issue price paid therefor pursuant to contractual rights of the Company upon the termination of such employees’ or consultants’ employment by or provision of service to the Company, provided that (A) no Event of Default exists either immediately prior to or after giving effect to such repurchase, and (B) the total amount paid in connection therewith by the Company does not exceed $250,000 in any year.

(e)           Amendment of Organic Documents.  The Company shall not amend, supplement, or otherwise modify any of the provisions of the Company’s Organic Documents in a manner that would be materially adverse to the Lender.

(f)           Additional Issuances of Preferred Stock.  The Company shall not issue, designate or authorize the issuance of any shares of Series A Preferred Stock, other than in connection with the conversion by the Lender of this Note.

(g)           Transaction with Affiliates.  The Company shall not, and shall not permit any of its direct or indirect Subsidiaries to, transfer, sell, assign or otherwise dispose of any of its assets to any Affiliate or enter into any transaction directly or indirectly with or for the benefit of any Affiliate unless the monetary or business consideration arising therefrom would be as advantageous to the Company or, as applicable, such Subsidiary, as the Company or such Subsidiary would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

(h)           Sale of Collateral.  The Company shall not, and shall not permit any of its direct or indirect Subsidiaries to, sell, license, transfer or otherwise dispose of any interest in any Collateral, except for sales of inventory in the ordinary course of business, licenses or sublicenses of rights in intellectual property on a non-exclusive or other limited basis in the ordinary course of business and sales of obsolete equipment.

(i)             Changes in Business.  The Company shall not enter into or engage in any business other than that carried on (or contemplated to be carried on) as of the date hereof.

(j)             Accounting Changes.  The Company shall not change its fiscal year or make or permit any change in accounting policies or reporting practices, except as permitted by GAAP.

8.             Use of Proceeds.  The Company shall use the proceeds from this Note solely as follows:

(a)           To secure loans or grants from one or more applicable Governmental Authorities under the Broadband Initiative Program of the American Recovery and Reinvestment Act of 2009;

(b)           Up to $500,000 of the proceeds from this Note shall be used to finance the acquisition of the outstanding capital stock, or assets, of CommX Holdings, Inc., CommX Inc. and Communications Xchange, LLC; and

(c)            To fund the operations of the Company in the ordinary course of business.

9.             Default.

(a)           Events of Default.  For purposes of this Note, any of the following events which shall occur shall constitute an “Event of Default”:

(i)             any indebtedness under this Note is not paid when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise; provided, however, that in the case of an interest payment default, such interest payment default shall not constitute an Event of Default if such default is cured within 15 days;

(ii)            a default shall occur in the observance or performance of (A) any covenant, obligation or agreement of the Company contained in Sections 7 or 8, or (B) any other provision of this Note, the Agreement or any of the Collateral Documents and such default shall continue uncured for a period of 15 days after the Company knew or should have known, exercising reasonable diligence, of the event or circumstances giving rise to such default; or any “Event of Default” shall exist under any Collateral Document (as defined therein);

(iii)           any representation, warranty or certification made by the Company herein or in the Agreement or the Collateral Documents or in any certificate, report, document, agreement or instrument delivered pursuant to any provision hereof or thereof shall prove to have been false or incorrect in any material respect on the date or dates as of which made;

(iv)           any “Event of Default” shall occur under any of the other Convertible Note Documents;

(v)           the Company shall (A) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (B) become subject to the appointment of a receiver, trustee, custodian or liquidator for itself or any part of its property that is not discharged or stayed within 60 days after such appointment, (C) make an assignment for the benefit of creditors, (D)  or fail generally or admit in writing to its inability to pay its debts as they become due, (E) institute any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or file a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or file an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (F) become subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally that is not dismissed within 60 days after commencement, or have an order for relief entered against it in any proceeding under the United States Bankruptcy Code that is not dismissed within 60 days of entry;

(vi)          the Company shall (A) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), except to the extent expressly permitted by Section 7, (B) suspend its operations other than in the ordinary course of business, or (C) take any action to authorize any of the actions or events set forth above in Section 9(a)(vi);

(vii)         any final judgment or judgments for the payment of money aggregating in excess of $250,000 shall be rendered against the Company which judgments are not, within 30 days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating such amount so long as the Company provides the Lender with a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Lender) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within 30 days of the issuance of such judgment;

(viii)         (A) any Debt of the Company (other than this Note) in excess of $100,000 shall not be paid at its stated maturity or shall be duly declared to be or shall become due and payable prior to the stated maturity thereof, or (B) there shall occur and be continuing any event under any agreement or instrument relating to any such Debt, the effect of which is to cause such Debt to become due prior to its stated maturity, or (C) the holder or holders of such Debt, or any trustee, agent or other representative on behalf of such holder or holders, shall have demanded or required, pursuant to the terms of any agreement or instrument relating to such Debt, that the Company redeem, repurchase or otherwise acquire or retire such Debt for value at any time prior to its stated maturity;

(ix)           the occurrence or existence of any event or condition that, in the Lender’s reasonable and good faith judgment, has had or would have or result in a Material Adverse Effect; or

(x)           (A) the Company asserts that any Collateral Document is invalid or unenforceable, in whole or in part, or (B) the Lender shall cease to have a perfected Lien in any of the Collateral (subject to Permitted Liens).

(b)           Consequences of Events of Default.

(i)             If any Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing, the Lender may, upon notice or demand, declare the outstanding indebtedness under this Note to be due and payable, whereupon the outstanding indebtedness under this Note shall be and become immediately due and payable, and the Company shall immediately pay to the Lender all such indebtedness.  Upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the United States Bankruptcy Code which constitutes an Event of Default, then all indebtedness under this Note shall automatically be due immediately without notice of any kind.  The Company agrees to pay the Lender all out-of-pocket costs and expenses incurred by the Lender in any effort to collect indebtedness under this Note, including attorneys’ fees, and to pay interest at the lesser of (A) Post-Default Rate hereunder and (B) the highest rate permitted by applicable law, on such costs and expenses to the extent not paid when demanded.

(ii)           The Lender shall also have any other rights which the Lender may have been afforded under any contract or agreement at any time and any other rights which the Lender may have pursuant to applicable law.  The Lender may exercise any and all of its remedies under this Note, the Agreement the Collateral Documents and the other Convertible Note Documents contemporaneously or separately from the exercise of any other remedies hereunder or under applicable law.

10.           Lost, Stolen, Destroyed or Mutilated Note.  In case this Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any such mutilated Note, or in lieu of any such Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of any such Note.

11.           Governing Law.  This Note is to be construed in accordance with and governed by the laws of the State of New York.  The provisions of Section 5.3 of the Agreement relating to venue, submission to jurisdiction and the waiver of the right to jury trial are by this reference incorporated herein, mutatis mutandis, as if set forth herein in full.

12.           Amendment and Waiver.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lender.

13.           Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 5.6 of the Agreement.

14.           Severability.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15.           Assignment.  The Company shall not have the right to assign its rights and obligations hereunder or any interest herein.

16.           Remedies Cumulative; Failure or Indulgence Not a Waiver.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Convertible Note Documents.  No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17.           Payments.  Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of the Lender as of the date of issuance hereof, shall initially be the address for the Lender as set forth in the Agreement); provided that the Lender may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Lender’s wire transfer instructions.  Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day and such extension of time shall be included in the computation of accrued interest.

18.           Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if the Lender shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

19.           Facsimile Transmission of Signature Page.  The delivery of any executed signature page to this Note by telecopy or other electronic imaging means shall be effective as delivery of a manually executed signature page to this Note.

20.           Waiver of Notice.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Convertible Note Documents.

21.           Registrable Securities.  The Company hereby agrees that any Common Stock held by the Lender, including Common Stock issued upon conversion of the Series A Preferred Stock issuable under this Note, shall be deemed Registrable Securities for all purposes under the Registration Rights Agreement, dated as of February 5, 2010, between the Company and the Lender.

(Remainder of page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, the Company has caused this Secured Convertible Promissory Note to be duly executed by its officers, thereunto duly authorized as of the date first above written.

KEYON COMMUNICATIONS HOLDINGS, INC.

By:

Name:

Title:

Signature Page to Secured Convertible Promissory Note